Exhibit 10.1

Equity Transfer Agreement

(English Translation)

Party A: Ma Kezhan

Party B: Shenzhen Porter Warehouse E-Commerce Co., Ltd.

Party C: Shenzhen Qianhai Maihuolang E-commerce Co., Ltd.

August 25th, 2019

Equity Transfer Agreement

Party A (Transferor): Ma Kezhan

ID No.:

Address:

Party B (Transferee): Shenzhen Porter Warehouse E-Commerce Co., Ltd.

Representative: Chen Zonghua

Address: 36th Floor, Shenzhen Development Center, #2010, Renmin South Road, Luohu District, Shenzhen, Canton, China

Party C: Shenzhen Qianhai Maihuolang E-commerce Co., Ltd. (Hereinafter referred to as Target Company or Party C)

Representative: Ma Kezhan

Address: Room 201, Block A, #1 Qianhaiwan Road, Qianhai Shengang Cooperation Zone, Shenzhen

Whereas,

1、     Shenzhen Qianhai Maihuolang E-commerce Co., Ltd. (hereinafter referred to as “Target Company”) is a limited liability company established on March 20, 2015 and validly existing with a registered capital of RMB 5 million (paid in), unified social credit code . The Target Company's net assets are negative as of the signing date of this Equity Transfer Agreement.

2、     For the Target Company, two shareholders are currently registered with the Shenzhen Municipal Administration for Market Regulation, among which RMB 4.95 million of capital contribution is from Ma Kezhan accounting for 99% of shares, and RMB 50,000 of capital contribution from Lu Xiaomao accounting for 1% of shares.

3、     Party A intends to transfer 60% of shares of the Target Company it holds (hereinafter referred to as: the Target Shares) to Party B, and Party B agrees to acquire the Target Shares.

Upon negotiation among the parties, the following agreements were reached on the basis of voluntary equality and consensus on the transfer of the Target Shares in accordance with the provisions and regulations of the "Company Law of the People's Republic of China" and the "Contract Law of the People's Republic of China".

I	Definition and Premise of the Shares Transfer

1.1 “Target Company” refers to Shenzhen Qianhai Maihuolang E-commerce Co., Ltd., established in March 2015, the unified credit code of which is [ ] and the current registered capital is RMB 5 million while its paid-in capital is also RMB 5 million.

1.2 “Articles of Association” mean the company's articles of association signed by the current shareholders of Shenzhen Qianhai Maihuolang E-commerce Co., Ltd. and filed with the Shenzhen Municipal Administration for Market Regulation.

1.3 “Original Target Company Credit and Debt” means the outstanding credits and debts that have been disclosed by the Target Company and have been confirmed by Party B before the signing of this agreement. These credits and debts will be listed in the annex to this agreement pursuant to Party B's financial due diligence results and the commitments of Party A and Party C.

II	Shares Transfer Details

2.1 As of the date of signing this agreement, the shareholders and shareholding structure of the Target Company are as follow:

No.	Name of shareholders	Amount of Contribution（RMB）	Percentage
1	Ma Kezhan	495	99%
2	Lv Xiaomao	5	1%
Total	/	500	100%

2.2 With respect to the share transfer:

2.2.1 Party A shall transfer its 60% of the equity interest of the Target Company (the registered capital has been paid, and the current net assets of the Target Company is negative) to Party B at the transfer price of RMB 1, and Party B agrees the shares to be transferred.

2.2.2 Party B shall pay the amount for equity transfer to Party A in cash or remit via bank within 30 days after the effective date of this agreement according to the type of currency and amount stipulated in the preceding paragraph.

2.3 Upon the completion of the shares transfer, the shareholder and shareholding structure of the Target Company are as follow:

No.	Name of shareholders	Amount of Contribution（RMB）	Percentage
1	Party B	300	60%
2	Ma Kezhan	200	40%
Total	/	500	100%

III	Delivery of Shares Transfer

3.1 Within three days after the signing of this agreement, Party A shall cause the Target Company to make a legal and valid shareholder meeting resolution and an amendment to the company’s articles of association (or to have the company’s articles of association amended), and Party A is obliged to arrange the Target Company, within 7 working days, to work on the procedures for the change of shareholding structure in the Shenzhen Municipal Administration for Market Regulation.

3.2 Both Party A and Party B shall prepare all the information for the change of shareholding structure required by Shenzhen Municipal Administration for Market Regulation, so as to ensure the smooth completion of the shares transfer.

IV	Representations and Warranties

4.1 Party A’s and Party B's representations and warranties:

4.1.1 Party A has disclosed and will keep doing so to attorneys conducting the due diligence, financial consultant, etc. all the material documents and explanations in connection with the transactions contemplated by this agreement, and Party A represents that there is no material misstatement or misguided information in the information and documents it provided.

4.1.2 Party A and Party B do not have litigation, arbitration or other legal, administrative or other procedures or government investigations that are related to, or may adversely affect, the signing of this agreement or the performance of their obligations under this agreement.

4.1.3 The representations and warranties provided by Party A and Party B are true, legal and valid.

4.1.4 Party A and Party B are civil subjects with full civil capacity and have obtained the internal authorization necessary to sign this agreement.

4.1.5 Party A guarantees that it has full disciplinary power over the equity it intends to transfer to Party B. Its equity of Target Company does not have or involve any mortgage, pledge, lien or other security interest. Party A guarantees that the equity has not been frozen or claimed by any third party, or otherwise Party A shall bear all economic and legal responsibilities arising herein.

4.1.6 Party A shall perform the procedures for the external transfer of shares as stipulated in the Company Law, notify the other shareholders of the Target Company, and obtain the consent of more than half of the shareholders of the Target Company.

4.1.7 Party A guarantees that 54 trademarks (the Target Company has obtained the receipt of Trademarks Transfer Acceptance), 21 software copyrights and 1 art work (see the annex for details of intangible assets) currently registered under the name of Shenzhen Maihuolang Information and Technology Co., Ltd. would be registered under the name of Target Company before October 1, 2019, and ensure that the Target Company obtain the ICP business license and the EDI business license before October 1, 2019. Otherwise, Party A shall be deemed to be in breach of contract, and shall pay Party B RMB 2 million as liquidated damages.

4.1.8 The parties agree that the Target Company will bring in RMB 5-10 million of investment funds in one or more times by the end of December 2019 by means of capital increase and share expansion. The shareholding of the Target Company held by all shareholders will be diluted proportionately, but regardless of the amount of the investment, Party A and the Target Company guarantee that the equity of the Target Company ultimately held by Party B is not less than 51%, and the financial statements can be consolidated.

4.2 The original shareholder of the Target Company hereby represents and warrants to Party B the following::

4.2.1 It is an independent legal person that is legally valid and has a good reputation. It will legally operate, pay tax in a timely manner, etc., and will not cause any punishment or investigation by the above-mentioned government agencies due to its failure in timely performance of its obligation in accordance with the law.

4.2.2 Prior to the date of signing this agreement and the completion of the equity transfer, it shall not dispose of any assets without the written consent of Party B, nor shall it assume or sign any new guarantee commitment or pledge, mortgage, or liens.

4.2.3 All of its accounting books and documentation (including tax records) have been properly and consistently kept, all appropriate payments and submissions have been paid or filed with the relevant authorities, and disputes are unlikely in this regard to its knowledge, and such books and records are correctly and completely recorded in accordance with relevant laws and regulations and financial accounting systems, which can truly, accurately and completely reflect any transactions conducted by the company.

4.2.4 Except that it has been disclosed to Party B and subsequently disclosed to the due diligence lawyer, it has no other investment commitments or involvement in any project or plan that requires capital expenditure.

4.2.5 There are no debts, fees, taxes, fines and any other payments due to any third party and any government agencies. If there is any, Party A shall be unconditionally responsible for such liabilities.

4.2.6 It does not engage in any business or activity, use of any craft, or sale of any product which is reasonably expected or has adversely affected the health of the environment, public health or its personnel, whether or not the person is employee of the Target Company.

4.3 Party A shall bear the relevant taxes and fees incurred during the process of handling the equity transfer.

4.4 Any party who refuses to perform its obligations in time or cooperates to sign the relevant documents, if the delay accumulates more than one month, shall be deemed to be in breach of contract.

V	Management of the Target Company

5.1 Shareholders' meeting

5.1.1 The shareholders' meeting is the highest authority of the company. The shareholders' meeting shall be composed of all shareholders. The shareholders' meeting may be conducted by means of on-site meetings, telephone conferences or communication voting methods or a combination of the above. Shareholders can entrust an agent to attend a shareholder meeting. The proxies who participate in the shareholders' meeting shall hold a valid power of attorney signed by the shareholder. The power of attorney shall specify the specific authorization items and consequences, and the power of attorney shall be submitted at the shareholders' meeting at the latest. No matter what options it adopt, the shareholder's vote shall be submitted to the joint venture company in writing within five working days after the shareholders' meeting (if via post, then the postal date is based on the postmark date), or otherwise it will be deemed as a waiver. The result of the vote is ultimately based on the written vote.

5.1.2 The shareholders' meeting shall be convened at least once a year, and an extraordinary shareholders' meeting may be convened when necessary. Where the company modifies the company's articles of association, merges, split off, dissolution, changes the company's type, increases or decreases the registered capital, or decides not to follow the proportion or time specified in this agreement to distribute profits, the relevant matters must be agreed by shareholders holding more than two-thirds of the shares of the Target Company

5.1.3 Without consent of all shareholders, the Target Company shall not provide any forms of security, pledge, guarantee, etc. for the benefit of its shareholders or any third party that may affect the company's operations, and shall not make external loans or foreign investment. The company shall truthfully provide the financial income and expenditure accounting books, and all parties have the right to make inspections and copies at any time. The above contents shall be clearly defined by the parties in the company's articles of association.

5.2 Board of Directors and Directors

5.2.1 The board of directors is the decision-making body of the Target Company and consists of three directors. Party A is responsible for appointing 2 directors and Party B is responsible for appointing 1 director. Either party has the right to appoint and waive its own nomination of directors, but needs to inform the new company and other parties of such.

5.2.2 The board of directors adopts the one-person-one-vote system. The form of board meetings can be conducted by means of on-site meetings, teleconferences or communication voting methods or a combination of the above. Directors may entrust an agent to participate in the board of directors. The agent participated in the board of directors shall hold a valid power of attorney signed by the directors. The power of attorney shall specify the specific authorization items and consequences, and the power of attorney shall be submitted at the board meeting at the latest. Regardless of the method adopted, the vote of the directors shall be submitted to the new company in writing within five working days after the board meeting (if via post, the postal date is based on the postmark date), or otherwise it shall be deemed a waiver.

5.3 Operational Management of the Target Company

After the completion of the equity transfer, Party A shall be responsible for the actual operation and management of the Target Company, which Party B shall not participate in. Party A and the Target Company guarantee that the Target Company shall operate legally, and will not be subject to any punishment or inquiry from any authorized authority. Party A and the Target Company guarantee that the company's operation and management and decision-making will be strictly implemented in accordance with the "Company Law" and related regulations. The appointment of subsequent management team, determination of personnel remuneration, and specification of management's rights and responsibilities, etc. shall be determined by the board of directors and confirmed through board resolutions according to the law after the establishment of the new board of directors.

5.4 Financial Management

5.4.1 The Target Company shall, from the date of its establishment and throughout the entire period of existence, make accounting books meet the legal requirements and generally accepted accounting standards and truly reflect the corporate transactions, income and expenditure, which is the basis for presenting financial statements to the shareholders of the parties. The Target Company shall make monthly financial statements of the previous month (including but not limited to the balance sheet, profit and loss statement, cash flow statement) available within 10 days from the last day of the month. The Target Company shall, within 45 days from the last day of each calendar year, complete the financial report of the previous year and present at the shareholders meeting for approval. Party A and the Target Company guarantee that the financial data and financial statements are true and the contract documents are complete.

5.4.2 The Target Company shall not provide any form of guarantee to the any shareholder without the consent of all shareholders. The shareholders of the parties have the right to request the Target Company to provide or review the copy of all financial income and expenditure books (including but not limited to the balance sheet, profit and loss statement, cash flow statement) and corresponding bills at any time, and hire an independent audit firm to conduct special financial audits when they suspect the authenticity of the relevant statements, in which case, the board of directors of the Target Company and personnel of every departments shall cooperate. The financial auditing fees payable to the independent auditing firm shall be borne by the objectors.

5.5 Profit distribution

5.5.1 Target Company’s distribution methods for profit and dividend: distribute profit according to equity ratio. All shareholders unanimously agreed that the Target Company shall not distribute profits within two years from the date of completion of the change of shareholding structure registered in the Shenzhen Municipal Administration for Market Regulation. If the profit is to be distributed within two years, the shareholders' meeting shall be convened and all shareholders shall vote to decide.

5.5.2 Time of profit distribution

If the shareholders' meeting determines to distribute profit, the distributable portion of the net profit of each fiscal year shall, within 15 days from the date that the amount of net profit is determined, be distributed to the shareholders’ designated accounts. (if the shareholder entrusts a third party to collect the payment, it shall issue a written letter of entrustment to the company)

5.6 Taxation

The Target Company shall pay taxes in accordance with relevant tax regulations of the People's Republic of China.

VI	Handling of the creditor’s right and debt of the Target Company

6.1 Prior to the completion of the registered change of equity transfer, the rights and liabilities disclosed by the Target Company and confirmed by party B are listed in the annex of this agreement. Such rights and liability shall be owned and borne by the original Target Company and party A.

6.2 Where the rights and debts that were not disclosed by the Target Company, Party A shall assume such rights and debts.

6.3 The parties have specially agreed that after the completion of the registration of the change of the equity transfer, Party A shall settle the disputes of undisclosed rights and debts that occurred or formed by the original Target Company, and be responsible for all the expenses involved therein, in which Target Company shall give necessary assistance. If the original Target Company fails to disclose the rights and debts before the completion of the registration of the equity transfer, which cause losses or liabilities to the Target Company or Party B, Party A shall be responsible for compensating the Target Company and Party B in cash at one time..

VII	Share Repurchase

7.1 When one of the following circumstances occurs, Party B has the right to request Party A to repurchase all or part of the equity of the Target Company held by Party B:

7.1.1 When the Target Company has a loss, that is, the net profit is negative, Party B has the right to request Party A to repurchase the equity of the Target Company held by Party B. Party A shall repurchase according to the requirements of Party B.

7.1.2 Significant changes have occurred in the main business, the actual controller, and the main management of the company (other than changes proposed by Party B or Party B’s personnel or changes approved by Party B).

7.1.3 Party A or the Target Company materially violates the relevant provisions of this agreement or may cause significant losses or any expenses incurred by Party B.

7.1.4 For any reason, if Party B submits the share repurchase request to Party A, Party A shall unconditionally repurchase the share and cooperate to sign the relevant transfer agreement and complete the registration of the changes of shares structure.

7.2 Share repurchase method:

7.2.1 In the event of a repurchase situation, Party B has the right to propose to Party A to transfer all or part of the equity of the Target Company it holds. Party A shall unconditionally purchase the equity transferred by Party B.

7.2.2 The parties agree to repurchase in accordance with the transfer price determined in this agreement.

7.2.3 After Party A repurchased the equity of Party B, it shall revise the articles of association within 5 days, urge the Target Company to make a shareholders' meeting resolution, and conduct the registration of change to shareholders in the Shenzhen Municipal Administration for Market Regulation.

7.3 Party A and the Target Company guarantee that if Party B requests Party A to repurchase or intends to transfer all or part of the equity of the Target Company it holds, Party A shall, within 5 days from the date of receipt of Party B's request for repurchase, cause the board of directors and general meeting of shareholders of the Target Company to agree to the repurchase or accept the transfer of the equity, and vote at the corresponding board of directors and shareholders meeting, and cooperate with signing the legal documents necessary for all share repurchase and the completion of the registration change with respect to shareholdings.

VIII Responsibility for Breach of Contract

8.1 After the signing of this Agreement, the parties are equally binding on each other. If one party fails to perform or be in compliance with any of the obligations under this Agreement, so as to cause adverse effects or losses to other parties, the party shall bear RMB 2 million to assume the responsibility of breach of the contract, the damages compensated by the defaulting party included but not limited to the attorney's fees, legal fees and travel expenses.

8.2 After the signing of this Agreement, if either party unilaterally terminates this agreement, or terminates this agreement by refusing to perform, refusing to promptly and properly perform its obligations, or delays the performance of its contractual obligations beyond the delay allowed by this agreement, the defaulting party shall bear the liability for breach of contract. After the breaching party pays the liquidated damages, the observant party has the right to choose to terminate or continue to perform this agreement.

8.3 Where other provisions of this Agreement provide special liabilities for breach of contract, such special provisions shall apply, but the application of other provisions does not affect the application of this Article.

8.4 If by reason of Party A, Party B cannot complete the registration of equity change as scheduled or Party B’s purpose of this agreement is materially affected, Party A shall pay Party B damages of 2,000 yuan on a daily basis.

IX Miscellaneous

9.1 Party A shall bear the relevant taxes incurred in the process of handling the equity transfer.

9.2 For the business information involved in this agreement, all parties shall have the obligation of confidentiality, and the termination and fulfillment of this contract will not affect the confidentiality obligation.

9.3 The conclusion, validity, interpretation, performance and dispute resolution of this agreement shall be governed by the laws of the People's Republic of China. Any dispute arising from or in connection with this agreement shall be submitted to the Shenzhen Court of International Arbitration, and place of the arbitration shall be Shenzhen.

9.4 This agreement shall become effective on the date of signature or sealed by parties. This agreement is in quadruplicate, and all parties of the agreement shall hold one copy while the rest shall be used for the registration of the changes on shareholdings, and all have the same effect.

[No text below, signature page]

Party A：/s/ Ma Kezhan

 Date: August 25, 2019

Party B：Shenzhen Porter Warehouse E-Commerce Co., Ltd.

(seal)

Signed by Authorized Representative:

 Date: August 25, 2019

Party C: Shenzhen Qianhai Maihuolang E-commerce Co., Ltd.

(seal)

Signed by Authorized Representative: /s/ Ma Kezhan

 Date: August 25, 2019